                                                                   Exhibit (11)

                 COMPUTATIONS OF INCOME/(LOSS) PER COMMON SHARE

                      RUSSELL CORPORATION AND SUBSIDIARIES

                                                      Year Ended
                                       ------------------------------------------
                                         January 1,    January 2,      January 3,
                                            2000          1999            1998
                                       -----------    -------------   -----------
Basic:

     Net Income (Loss)                 $8,388,000     $(10,379,000)   $54,448,000
                                       ==========     ============    ===========
     Weighted Average Common
      Shares Outstanding               33,842,751       36,216,571     36,879,901
                                       ==========     ============    ===========
     Income (Loss)
      per Share-Basic                  $      .25     $       (.29)   $      1.48
                                       ==========     ============    ===========

Diluted:

     Net Income (Loss)                 $8,388,000     $(10,379,000)   $54,448,000
                                       ==========     ============    ===========
     Weighted Average Common
      Shares Outstanding               33,842,751       36,216,571     36,879,901

     Net Effect of Dilutive
      Stock Options                        23,750              -0-        167,532
                                       ----------     ------------    -----------
     Total                             33,866,501       36,216,571     37,047,433
                                       ==========     ============    ===========
     Income (Loss)
      Per Share-Diluted                $      .25     $       (.29)   $      1.47
                                       ==========     ============    ===========


                                     IV-13